Exhibit 2

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Westpac 2016

Annual General

Meeting

Dear Shareholder

It is my pleasure to invite you to Westpac’s Annual General Meeting (AGM) on Friday, 9 December 2016.

Venue:	Hall L, Ground Floor, Adelaide Convention Centre
Address:	North Terrace, Adelaide, South Australia 5000
Date:	Friday, 9 December 2016
Start time:	10:00 am (Adelaide time)
Registration:	From 9:00 am (Adelaide time)

The AGM is an opportunity for Directors and Senior Executives to interact directly with shareholders and I hope you will be able to attend. This year, we have continued our plan of reaching out to a broader range of shareholders and I am pleased that we will be holding our AGM in Adelaide. For those planning to attend, please be assured that we are seeking to make the event as accessible as possible with arrangements for the mobility impaired, a sign language interpreter and hearing loop facilities. Details of how to get to the AGM are set out in the accompanying Notice of Meeting. For those unable to attend, we will webcast the proceedings live via our website www.westpac.com.au/investorcentre. An archive of the AGM will also be subsequently available.

For those who have elected to receive a hard copy of our Annual Report and/or our Annual Review (Reports), we normally distribute these with the Notice of Meeting. This year, given the shorter timeframe between the announcement of our Full-Year financial results and the AGM, we have dispatched hard copies of the Reports separately and these will arrive in due course. As with prior years, the Reports will also be available online once they have been lodged with the ASX.

Our Chief Executive Officer, Brian Hartzer, and I will both speak at the AGM, and our presentations will also be available to view on our website soon after the AGM.

A key purpose of the AGM is to allow you to vote on matters put to the meeting. Those attending will be able to vote at the meeting. Those not able to attend the AGM, but who wish to vote on matters before the meeting, will need to appoint a Proxy. The easiest way to appoint a Proxy and direct them on how to vote is to do so online. This can be completed via our Share Registry’s dedicated website vote.linkmarketservices.com/WBC. Alternatively you may use the form enclosed with this letter. Details on how to appoint a Proxy are included in the Notice of Meeting.

Holders of Westpac Convertible Preference Shares (CPS) are also invited to attend the AGM but, in accordance with the terms of those securities, are not able to vote.

As the AGM is the Board’s opportunity to hear directly from you, should you be unable to attend but would like to submit questions on any matters related to the AGM, these can be submitted through the voting site above. Questions you submit will be considered in preparing my AGM address.

As always, our Directors and Senior Executives look forward to mixing with you informally over light refreshments at the conclusion of the AGM.

I look forward to welcoming you to the AGM.

Yours sincerely,

Lindsay Maxsted

Chairman

9 November 2016

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Westpac Banking Corporation ABN 33 007 457 141

Level 20, 275 Kent Street, Sydney NSW 2000 | www.westpac.com.au

Westpac 2016
Annual General
Meeting

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Notice of Annual General Meeting

The Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held in Hall L, Ground Floor, at the Adelaide Convention Centre, North Terrace, Adelaide, South Australia 5000, on Friday, 9 December 2016, commencing at 10:00 am (Adelaide time).

Items of Business

1.              Financial Reports

To receive and consider the Financial Report and the Reports of the Directors and Auditor for the year ended 30 September 2016.

2.              Remuneration Report

To adopt the Remuneration Report for the year ended 30 September 2016.

3.              Grant of equity to Managing Director and Chief Executive Officer

To approve for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth) the grant of shares under the CEO Restricted Share Plan, and performance share rights and shares under the CEO Long Term Incentive Plan to the Managing Director and Chief Executive Officer, Brian Hartzer, in accordance with the rules of those Plans and on the terms summarised in the Explanatory Notes accompanying this Notice of Meeting.

4.              Election of Directors

To elect Directors:

(a)     Ewen Crouch who retires in accordance with the Constitution and, being eligible, offers himself for re-election.

(b)     Peter Marriott who retires in accordance with the Constitution and, being eligible, offers himself for re-election.

By order of the Board of Directors

Timothy Hartin

Group Company Secretary

9 November 2016

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Westpac Banking Corporation ABN 33 007 457 141

Level 20, 275 Kent Street, Sydney NSW 2000 | www.westpac.com.au

Westpac 2016
Annual General
Meeting

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Notes

1.             Voting Exclusion Statement

Resolutions 2 and 3 - Remuneration Report and Grant of equity to Managing Director and Chief Executive Officer

Resolutions 2 and 3 are directly or indirectly related to the remuneration of a member of the Key Management Personnel (KMP) of Westpac. Westpac’s KMP are set out in Westpac’s Remuneration Report. The Corporations Act 2001 (Cth) (Corporations Act) restricts KMP and their closely related parties from voting in certain circumstances on such resolutions.

A “closely related party” of a KMP is defined in the Corporations Act and includes a spouse, dependant and certain other close family members, as well as any companies controlled by the KMP.

In accordance with these requirements, Westpac will disregard any votes cast on Resolution 2, in any capacity, by or on behalf of a member of the KMP or that KMP’s closely related parties. Westpac will also disregard any votes cast on Resolution 2 and Resolution 3 as Proxy by any member of the KMP at the date of the AGM or that KMP’s closely related parties, unless the vote is cast:

•               by a Proxy for a person entitled to vote, in accordance with the directions on the Proxy Form; or

•     by the Chairman of the AGM as Proxy for a person entitled to vote, in accordance with an express authority to vote undirected proxies as the Chairman sees fit.

In addition, in accordance with the ASX Listing Rules, Westpac will disregard any votes cast on Resolution 3 by Mr Hartzer and any associate of Mr Hartzer. However, Westpac will not disregard a vote cast by Mr Hartzer as Proxy for a person who is entitled to vote, in accordance with the directions on the Proxy Form. Mr Hartzer is the only Director currently eligible to participate in an employee incentive scheme.

Section 3 discusses how to appoint a Proxy.

2.             Right to attend, speak and vote at the AGM*

Investor	Right to attend and speak	Right to vote

Holders of ordinary shares

Holders of Westpac Convertible Preference Shares (CPS)

* Refer to Note 1 (Voting Exclusion Statement) regarding restrictions on voting.

We use the term ‘securityholder’ throughout this Notice of Meeting to collectively refer to our ordinary shareholders and CPS holders.

For the purposes of the AGM, securities will be taken to be held by the persons who are registered as the holders of those securities at 7:00 pm (Adelaide time) on Wednesday, 7 December 2016.

3.             Appointing a Proxy

•                    Ordinary shareholders are entitled to appoint up to two Proxies to act at the AGM on their behalf, and to vote in accordance with their instructions on the Proxy Form.

•                    A Proxy need not be a shareholder of Westpac.

•                    Where two Proxies are appointed, each Proxy can be appointed to represent a specified proportion or number of a shareholder’s votes. If no number or proportion of votes is specified, each Proxy may exercise half of the shareholder’s votes.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
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•          Appoint your Proxy online via the website of our Share Registrar, Link Market Services Limited (Link), at vote.linkmarketservices.com/WBC. Follow the prompts and have your SRN or HIN available. Alternatively, completed Proxy Forms (together with any authority under which a Proxy Form is signed, or a certified copy of that authority) may be delivered to Link in the following ways: scanned and emailed to vote@linkmarketservices.com.au; posted to Link Market Services Limited, Locked Bag A6015, Sydney South, NSW 1235, using the enclosed return envelope; hand delivered to Link Market Services Limited at 1A Homebush Bay Drive, Rhodes, NSW 2138; or by facsimile to (+ 61 2) 9287 0309.

•          All Proxies must be appointed (either online or Proxy Forms received) by 10:00 am (Adelaide time – which is 10:30 am Sydney time) on Wednesday, 7 December 2016.

•          If a Proxy is instructed to abstain from voting on a Resolution, they must not vote on the shareholder’s behalf, and any vote will not be counted.

•          If you appoint a Proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those Proxy votes on your behalf if your Proxy does not do so.

•          If you appoint the Chairman of the AGM as your Proxy (or if he is appointed by default), and no direction is provided in relation to Resolution 2 or Resolution 3, you will be expressly authorising the Chairman to exercise your Proxy as the Chairman sees fit in relation to those Resolutions, even though those Resolutions are connected directly or indirectly with the remuneration of a member of Westpac’s KMP. If you wish to appoint the Chairman of the AGM as Proxy with a direction how to vote on a Resolution, including Resolution 2 and Resolution 3, you should specify this by completing the “For”, “Against” or “Abstain” boxes on the Proxy Form.

•          If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your Proxy, you must specify how they should vote on Resolution 2 and Resolution 3 by completing the “For”, “Against” or “Abstain” boxes on the Proxy Form. If you do not, your Proxy will not be able to exercise your vote for that Resolution.

•          Shareholders are encouraged to consider how they wish to direct their Proxies to vote. Other than as described above for Resolution 2 and Resolution 3, if a Proxy is not directed how to vote on a Resolution, the Proxy may vote, or abstain, as they see fit. Should any Resolution, other than those specified in this Notice of Meeting, be proposed at the AGM, a Proxy may vote on that Resolution as they see fit.

•          Further instructions on appointing Proxies are available on the reverse of the Proxy Form or online at vote.linkmarketservices.com/WBC.

4.             Undirected proxies

The Chairman of the AGM intends to vote all available proxies in favour of all Resolutions.

5.             Corporate representatives

A corporation which is a shareholder, or which has been appointed a Proxy, may appoint an individual to act as a representative to vote at the AGM. The appointment must comply with section 250D of the Corporations Act. The representative should bring to the AGM evidence of his or her appointment unless it has previously been provided to Link.

6.             Voting by poll

Voting on Resolutions at the AGM will be conducted by poll. Further details on the poll will be provided at the AGM.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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Conduct of the Westpac AGM

The AGM is an important forum for interaction between the Board, the management team and securityholders. Our AGM is intended to give securityholders the opportunity to:

•               hear from the Chairman and the CEO about the performance and operations of Westpac;

•               consider and vote on the Resolutions before the AGM (subject to any voting restrictions); and

•               ask questions of the Board and the Auditor at the AGM. The Chairman and the CEO will generally answer questions. If questions cannot be answered by the Chairman or the CEO, they may be referred to a Senior Executive or we will seek to provide a response as soon as possible after the AGM.

To do this, we will:

•               give securityholders the chance to raise questions before the AGM online via Link’s website at vote.linkmarketservices.com/WBC or by using the form included with this Notice of Meeting;

•               provide securityholders a reasonable opportunity to ask questions;

•               inform securityholders of the proxy position on each Resolution and the manner in which the Chairman of the AGM will vote available proxies;

•               webcast the AGM live on our website at www.westpac.com.au/investorcentre;

•               provide sign language and hearing loop facilities; and

•               provide assistance for people with mobility or vision impairment.

To assist us to achieve all this, we ask that securityholders:

•               are courteous and respectful to all attending the AGM, and to those assisting in running the AGM;

•               keep questions to a reasonable length to allow as many securityholders as possible to participate;

•               confine questions to matters being considered at the AGM and which are relevant to securityholders as a whole. Questions relating to a securityholder’s individual circumstances can be raised with Westpac or Link representatives who will be available before and following the AGM. Personal banking matters will be directed to a senior company representative who will be available to assist securityholders with their queries;

•               do not photograph, videotape or record the AGM; and

•               do not repeat questions already raised and answered.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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Explanatory Notes

Item 1 – Financial Reports

In accordance with the Corporations Act, the Financial Report, Directors’ Report and Auditor’s Report (collectively, the Reports) for the year ended 30 September 2016 will be put before the AGM. These Reports are in Westpac’s 2016 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre.

This item does not require a formal resolution and, accordingly, no vote will be held on this item. Securityholders will be given a reasonable opportunity to ask questions on the Reports during discussion on this item.

Item 2 – Remuneration Report (Non-binding Advisory Vote)

Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2016. The Remuneration Report is included in the Directors’ Report in Westpac’s 2016 Annual Report and is also available at www.westpac.com.au/investorcentre.

The Remuneration Report outlines Westpac’s remuneration strategy and objectives and provides details of Board and KMP remuneration received during the year. Westpac’s remuneration strategy seeks to attract and retain talented Executives and employees by rewarding them for achieving high performance and delivering superior long-term results for securityholders, while adhering to sound risk management and governance principles.

Westpac’s remuneration strategy for Non-executive Directors is to remunerate them appropriately for their time, expertise and insight into strategic and governance issues, and to ensure we are able to attract and retain high quality and experienced Directors.

Under the Corporations Act, the vote on this Resolution is advisory only and does not bind the Board or Westpac. However, Westpac values shareholder feedback and the Board and the Board Remuneration Committee will take the outcome of the vote into account when considering future remuneration policies.

A voting exclusion applies to this Resolution, as set out earlier in this Notice of Meeting.

The Board unanimously recommends that shareholders vote in favour of adopting the Remuneration Report.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

Item 3 – Grant of Equity to Managing Director and Chief Executive Officer

Shareholders are asked to vote on whether Brian Hartzer should receive equity securities as part of his remuneration for the 2017 financial year.

The Board believes that the CEO’s remuneration should be aligned to the long-term interests of securityholders. Accordingly, the Board believes that the CEO should maintain a substantial shareholding in Westpac and that part of his remuneration should be in the form of equity that aligns with securityholder interests and only vests if certain conditions or hurdles are achieved. Equity grants to Mr Hartzer would be made up of two elements:

1.      Under the CEO Restricted Share Plan (CEO RSP), part of Mr Hartzer’s short-term incentive would be paid as deferred shares that only vest if he remains with Westpac or in other limited circumstances discussed below. These deferred shares would vest over two years.

2.      Under the CEO Long Term Incentive Plan (CEO LTIP), long-term incentives would be allocated in the form of performance share rights which only vest if certain performance hurdles are met.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
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An overview of these plans is provided below.

1.   Overview of the CEO RSP and the CEO LTIP

The CEO RSP and CEO LTIP were established to provide deferred short-term incentive (STI) and long-term incentive (LTI) awards, respectively, to our CEO. The terms of the CEO RSP and CEO LTIP are determined by the Board in accordance with Mr Hartzer’s employment agreement and, consistent with our remuneration strategy, have been designed to link Mr Hartzer’s remuneration to performance and the delivery of long-term value for our securityholders. The plans are considered appropriate as they:

•               align Mr Hartzer’s interests with the interests of securityholders;

•               ensure that Mr Hartzer’s remuneration is competitive and aligned with market remuneration in the financial services industry; and

•               encourage the achievement of performance goals and the growth in the value of Westpac’s business.

Each year, the Board determines Mr Hartzer’s STI target amount. The STI amount that Mr Hartzer is actually awarded is then determined by the Board at the end of each financial year based on his performance against a balanced scorecard of financial and non-financial objectives. The STI amount awarded will range between 0% and 150% of the STI target amount. The Board currently requires that 50% of any STI award be deferred under the CEO RSP. This approach would see Mr Hartzer receive restricted shares that subsequently vest in two equal tranches over the next two years. The Board retains the discretion to determine the portion of any STI award that is deferred and the period of any such deferral.

Each year, under the CEO LTIP, Westpac may grant performance share rights to Mr Hartzer. If these rights vest, Mr Hartzer is entitled to one Westpac ordinary share for each vested performance share right. The CEO LTIP award only delivers value to Mr Hartzer if the share rights vest, which requires certain performance hurdles to be satisfied. These hurdles are based on a peer-weighted Total Shareholder Return (TSR) index and Westpac’s average cash Return on Equity (ROE).

2.  Why is shareholder approval being sought?

Shareholder approval is being sought to satisfy ASX Listing Rule 10.14 which requires shareholder approval if a director is issued securities under an employee incentive scheme. Accordingly, before any securities may be granted to the CEO under either the CEO RSP or the CEO LTIP, the grants must first be approved by shareholders.

Under the CEO RSP, the Board decides at the date of grant whether any restricted shares awarded will be acquired on-market or issued by Westpac. Similarly, under the CEO LTIP, the Board decides within 28 days of the date of vesting whether the shares underlying the performance share rights will be issued or acquired on-market. Shareholder approval is being sought at this meeting to retain flexibility to issue shares under either the CEO RSP or the CEO LTIP. If shareholder approval is not obtained, Mr Hartzer’s deferred STI and LTI will be delivered in cash.

Shareholder approval is also being sought for the purposes of section 200B and section 200E of the Corporations Act for any termination benefits that might be given to Mr Hartzer in connection with the deferred STI and LTI awards covered by Resolution 3. If approved, Mr Hartzer will be entitled to receive any benefit arising through these awards upon termination (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval under the Corporations Act. It is intended that this approval will remain valid during the life of any securities granted pursuant to Resolution 3.

Further details of Mr Hartzer’s remuneration package and performance hurdles for Westpac’s 2016 financial year are set out in the Remuneration Report contained in our Annual Report, and available on Westpac’s website.

3.  CEO RSP – 2017 STI award

Mr Hartzer’s 2017 STI target is $2,686,000. Once Mr Hartzer’s 2017 STI award has been determined by the Board (which will be assessed at the end of the 2017 financial year), 50% will be delivered in cash and 50% as restricted shares under the CEO RSP and will be Mr Hartzer’s deferred STI for 2017.

Half of Mr Hartzer’s deferred STI will be restricted for one year from the commencement of the restriction period (1 October 2017) and the remainder will be restricted for two years.

The number of restricted shares Mr Hartzer receives will be determined by dividing the dollar value of his deferred STI by the market price (being the volume weighted average market price of Westpac’s shares, as traded on the ASX in the 5 trading days up to and including the day before the award is made). If new shares are issued by Westpac to

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
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satisfy this obligation, the market price is calculated in the manner described above. If, on the other hand, Westpac acquires shares on-market to satisfy this obligation, the market price is the average purchase price of the shares.

Example: Assuming Mr Hartzer is awarded 100% of his 2017 STI target for his 2017 financial year performance, he would be entitled to $2,686,000. Half of that (i.e. $1,343,000) would be paid in cash and the other half would be delivered as restricted shares. Assuming a market price of $30.35, 44,250 restricted shares would be granted to Mr Hartzer in December 2017. Subject to meeting the conditions of the restricted shares, half of the restricted shares would be released to Mr Hartzer on 1 October 2018, while the other half would be released on 1 October 2019. This is an indicative example only as it depends on the CEO’s award and the market price of Westpac shares at the time of the grant.

4.         CEO LTIP – 2017 LTI award

The Board has determined that Mr Hartzer will receive a 2017 LTI award comprising a grant of 211,548 performance share rights under the CEO LTIP, to the value of $2,528,000. The number of performance share rights to be granted to Mr Hartzer was determined by dividing the dollar value of the award by the notional value of the performance share rights at the start of the performance period (being 1 October 2016). For TSR hurdled performance share rights, the notional value was $11.95 and for ROE hurdled performance share rights, $11.95.

Example: For illustrative purposes, the face value of the 2017 CEO LTIP performance share rights was $6,418,366 (based on the one week volume weighted average price of Westpac’s shares traded on the ASX in the week up to 21 October 2016). The face value in this instance assumes that Westpac achieved the maximum result for its performance hurdles and so 100% of the share rights vested. In 2016, the application of the performance hurdles resulted in vesting of 0% of LTI.

The notional values of the TSR and ROE performance share rights were calculated by an independent valuer, taking the market price of Westpac shares at the start of the performance period, and using a Monte Carlo pricing model. The Board applies a maximum discount of 60% (including the impact of dividends forgone) to the market price of Westpac shares when determining the value of the share rights. This methodology is applied consistently across all other Westpac Executives who receive performance share rights.

If no securities vest, the value of the grant will be $0.

Under the CEO LTIP, Board-determined performance hurdles must be satisfied before any securities can vest (except in limited circumstances such as death or total and permanent disablement, as explained below).

For the 2017 grant, the performance hurdles are TSR and ROE. The Board determines at the time of grant the number of performance share rights in two tranches of equal value, one of which will be subject to the TSR performance hurdle (TSR Performance Securities) and the other will be subject to the ROE performance hurdle (ROE Performance Securities). There will be no re-testing of either the TSR Performance Securities or the ROE Performance Securities.

(a)         TSR Performance Securities

The TSR hurdle is a weighted, composite TSR index (composite TSR index) for a peer group (peer group) comprising the ten top financial services companies other than Westpac.

Within the peer group, each of the other three major Australian banks has been allocated a 16.67% weighting, with the other seven companies each having a 7.14% weighting.

The composite TSR index is calculated by multiplying each peer group member’s TSR for the four year performance period by its weighting, and then adding together the results of those ten calculations.

Westpac’s TSR for the four year period is then compared to the composite TSR index.

For 50% of the TSR tranche to vest, Westpac’s TSR must at least equal the composite TSR index. For 100% to vest, Westpac’s TSR must exceed the composite TSR index by an amount that, when added to the composite TSR index, simulates historic 75th percentile performance within the peer group (i.e. an additional 21.55, reflecting an extra 5% compound annual growth in TSR over the four year period).

If Westpac’s TSR is between the composite TSR index and the composite TSR index plus 21.55, TSR Performance Securities will vest from 50% up to a possible 100% on a straight line basis between the composite TSR index and the composite TSR index plus 21.55.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
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Meeting

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(b)         ROE Performance Securities

The ROE performance hurdle measures the average cash earnings return on average ordinary equity (Average Cash ROE) over the three year performance period.

For the 2017 grant, the performance rights are tested against the performance hurdles on the third anniversary of the commencement of the performance period (Test Date). If Westpac’s Average Cash ROE is equal to 13.5%, 50% of the ROE Performance Securities awarded to Mr Hartzer will qualify for vesting. If Westpac’s Average Cash ROE is at or above 14.5%, 100% of the ROE Performance Securities awarded to Mr Hartzer will qualify for vesting. If Westpac’s Average Cash ROE is between 13.5% and 14.5%, the number of ROE Performance Securities eligible for vesting will increase on a straight line basis from 50% to 100% of the total number of ROE Performance Securities awarded to Mr Hartzer.

Westpac shares will be allocated to Mr Hartzer if the performance conditions attached to the ROE Performance Securities are satisfied. The ROE Performance Securities that qualify for vesting as noted above will vest on the fourth anniversary of the commencement of the performance period.

5.         Cessation of employment

5.1       Deferred STI

Subject to the Board’s discretion, all unvested restricted shares lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment:

•               is due to death, or total and permanent disablement; or

•               occurs in certain circumstances (such as a change of control).

If Mr Hartzer’s employment ceases for any of those reasons, all unvested restricted shares that he holds will vest.

If Mr Hartzer is terminated for misconduct, all unvested restricted shares will be forfeited.

If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, all of his restricted shares (whether or not vested) that are subject to a holding lock under the CEO RSP will be forfeited, unless the Board determines otherwise.

The Board may in certain circumstances also adjust the number of unvested restricted shares downwards, or to zero (in which case they will lapse) including to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac.

5.2       LTI

Subject to the Board’s discretion, all unvested performance rights lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment:

•               is due to his death, or total and permanent disablement; or

•               occurs in certain circumstances (such as a change of control where certain other conditions are met).

If Mr Hartzer’s employment ceases for any of those reasons, all unvested performance share rights that he holds will vest.

If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights under the CEO LTIP will lapse.

The Board may in certain circumstances also adjust the number of unvested performance share rights downwards, or to zero (in which case they will lapse) where the circumstances of the departure warrant, or to respond to misconduct resulting in significant financial and/or reputational impact to Westpac.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
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5.3       Termination benefits

Early vesting of Mr Hartzer’s deferred STI and LTI in the circumstances outlined above may amount to the giving of a termination benefit. The Board also has discretion in relation to performance share rights and unvested restricted shares where Mr Hartzer ceases employment under certain circumstances that do not involve serious misconduct. This discretion enables the Board to vest or leave the performance share rights on foot subject to the performance hurdles. In relation to the deferred STI, the discretion enables the Board to leave unvested restricted shares on foot and vest only on the expiry of the full term stated in the CEO RSP. The Board may determine to exercise this STI and LTI discretion in circumstances where Mr Hartzer’s employment ceases without fault on his part. In determining whether to exercise its discretion, the Board will take into account all relevant circumstances, which may include Mr Hartzer’s (and Westpac’s) performance against applicable performance hurdles at the date of cessation, as well as Mr Hartzer’s individual performance and the period that has passed from the date of grant to the date of cessation.

The value of any termination benefits that may be given to Mr Hartzer by reason of early vesting of any of his 2017 deferred STI and LTI awards or the exercise of the Board’s discretion that his unvested restricted shares and performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon:

•                    the number of securities initially granted as part of a deferred STI or LTI award;

•                    the date when, and circumstances in which, Mr Hartzer ceases employment;

•                    Westpac’s share price at the date of vesting; and

•                    the number of unvested securities held by Mr Hartzer at the time of cessation.

6.              Further information

(a)         There are no loans to be granted to Mr Hartzer in connection with his participation in either the CEO RSP or the CEO LTIP.

(b)         Details of any shares issued under the CEO RSP and performance share rights granted under the CEO LTIP will be published in each Annual Report relating to a period in which such securities have been issued. The Annual Report will note that approval for issue of those securities was obtained under Listing Rule 10.14.

(c)          Mr Hartzer is the only Director of Westpac entitled to participate in the CEO RSP and the CEO LTIP. If shareholders vote in favour of Resolution 3, no additional person who becomes entitled to participate in the CEO RSP or the CEO LTIP will participate until approval is obtained under Listing Rule 10.14.

(d)         Mr Hartzer is not permitted to trade in securities received under the CEO RSP or CEO LTIP until they have vested. After vesting, any trading in the resulting shares must comply with Westpac’s Securities Trading Policy. Restricted shares carry dividend and voting rights during the restriction period. Performance share rights do not confer dividend entitlements or voting rights.

(e)         If shareholder approval is obtained, the issue of restricted shares and performance rights (and the shares underlying the performance rights) will be approved for the purposes of all applicable requirements under the Corporations Act and the Listing Rules, including sections 200B and 200E of the Corporations Act and Listing Rule 10.14.

(f)            Westpac will issue the restricted shares in or about December 2017 and performance share rights in December 2016, and in any event, no later than 3 years after the AGM.

(g)         Mr Hartzer was awarded 39,491 shares under the FY15 CEO RSP with a value of $1,245,960, 119,476 share rights under the FY15 CEO LTIP with a value of $1,685,333 and 204,139 share rights under the FY16 CEO LTIP with a value of $2,528,000.

Further information on the CEO RSP and CEO LTIP is available in the Remuneration Report.

A voting exclusion applies to this Resolution, as set out in the Notice of Meeting.

The Board (other than Mr Hartzer) unanimously recommends that shareholders vote in favour of Resolution 3.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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Item 4 – Election of Directors

Ms Elizabeth Bryan is retiring from the Board in accordance with the Constitution and is not seeking re-election.

Mr Ewen Crouch and Mr Peter Marriott are retiring by rotation at this meeting in accordance with the Constitution and are offering themselves for re-election.

The Board undertakes an annual review of its performance, policies and practices. The Board has considered the results of this review in determining its endorsement of the Directors standing for re-election at the AGM.

Succession planning for new directors is continually discussed by the Board. We expect to be able to conclude discussions and announce the appointment of two non-executive directors in the first half of 2017, who will add further strength and diversity to your Board.

(a)   Ewen Crouch AM

  BEc (Hons.), LLB, FAICD, Age 60

Mr Crouch has been an independent Non-executive Director of Westpac since February 2013.

Mr Crouch is a director of BlueScope Steel Limited, a member of the Commonwealth Remuneration Tribunal and a director of Jawun, the Sydney Symphony Orchestra and Chairman of Mission Australia.

Mr Crouch was a partner of Allens from 1988 to 2013, where he was one of Australia’s most accomplished mergers and acquisitions lawyers. He served as a member of the firm’s board for 11 years, including four years as Chairman of Partners. His other roles at Allens included Co-Head Mergers and Acquisitions and Equity Capital Markets, Executive Partner, Asian offices and Deputy Managing Partner. He is now a Consultant to Allens.

Mr Crouch is also a Fellow of the Australian Institute of Company Directors (AICD). From 2010 to 2015 he was a member of the Takeovers Panel. He is a member of the AICD’s Law Committee.

Mr Crouch is also a member of the Corporations Committee of the Law Council of Australia. He is admitted to practise law in New South Wales, Victoria, the Australian Capital Territory and Western Australia.

In 2013, Mr Crouch was awarded an Order of Australia in recognition of his significant service to the law as a contributor to legal professional organisations, and to the community.

Mr Crouch does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Crouch does not have a relationship with any other Director.

Mr Crouch is Chairman of the Board Remuneration Committee and a member of each of the Board Nominations and Board Risk & Compliance Committees.

The Board considers Mr Crouch to be an independent Director.

Following a peer review, the Board (other than Mr Crouch) unanimously recommends that shareholders vote in favour of the re-election of Mr Crouch to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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(b)   Peter Marriott

  BEc (Hons.), FCA, Age 59

Mr Marriott has been an independent Non-executive Director of Westpac since June 2013.

Mr Marriott has over 30 years’ experience in senior management roles in the finance industry encompassing international banking, finance and auditing. He joined Australia and New Zealand Banking Group Limited (ANZ) in 1993 and held the role of Chief Financial Officer from July 1997 to May 2012. Prior to his career at ANZ, Mr Marriott was a banking and finance, audit and consulting partner at KPMG Peat Marwick. Mr Marriott has been a non-executive director of ASX Limited (and Chairman of its Board Audit & Risk Committee) since 1 July 2009. This appointment has involved him acting as a director on the ASX Group Clearing and Settlement Boards and as Chairman of Austraclear Limited. Mr Marriott was formerly a director of ANZ National Bank Limited in New Zealand and various ANZ subsidiaries.

Mr Marriott does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Marriott does not have a relationship with any other Director.

Mr Marriott is Chairman of the Board Audit Committee and a member of each of the Board Nominations, Board Risk & Compliance and Board Technology Committees.

The Board considers Mr Marriott to be an independent Director.

Following a peer review, the Board (other than Mr Marriott) unanimously recommends that shareholders vote in favour of the re-election of Mr Marriott to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Resolution.

Further information

For further information regarding the Westpac AGM, please contact Link on (+61) 1800 804 255 (toll free within Australia).

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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How to get to the AGM

Location              Adelaide Convention Centre

Hall L, Ground Floor

North Terrace

Adelaide, South Australia 5000

The Adelaide Convention Centre is located in the Adelaide city centre. Public transport, parking and taxi ranks are close by.

The main entrance is located on North Terrace by the Riverbank Building. The closest entrance to Hall L is the Western Entrance off the Morphett Street Bridge (drop-off access only). AGM Registration is in Hall M.

Mobility impaired access

All car parks and buildings are wheelchair accessible. Facilities for people with disabilities are provided throughout the Adelaide Convention Centre.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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Transport

By car

The Adelaide Convention Centre is located approximately seven kilometres from Adelaide Airport.

Undercover car parking is available directly under the Adelaide Convention Centre at the North Terrace and the Riverbank car parks. Automated payment stations accept credit and debit cards. It is recommended that AGM visitors park in the North Terrace car park for ease of access to Hall L.

For further information about parking at the venue please telephone (+61 8) 8210 6738 or visit https://www.adelaidecc.com.au/content/uploads/2015/04/Car-Parking-Rates_General-Public-2016-v2.pdf.

Public Transport

The Adelaide Convention Centre is a 2 minute walk from the Adelaide Railway Station. A tram stop is also located just in front of Adelaide Railway Station.

For further information regarding public transport, including timetables, please refer to the following website: www.adelaidemetro.com.au.

Taxis

Taxi ranks are located on North Terrace and Morphett Street Bridge, right on the doorstep of the Central and West Buildings of the Adelaide Convention Centre.

Venue Security

Security arrangements will be in place at the venue, including random bag searches prior to AGM entry.

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Westpac Banking Corporation ABN 33 007 457 141

Westpac 2016
Annual General
Meeting

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The Westpac Group 2016 Notice of Meeting is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification schemes (PEFC) means that the paper fibre is sourced from sustainable forests.

Westpac’s printer is certified under an ISO14001 Environmental Management System.

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Westpac Banking Corporation ABN 33 007 457 141

www.westpac.com.au

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